Exhibit 99.1

INVO Bioscience Reports Record Second Quarter 2019 Financial Results with Revenue Increasing 498%

SARASOTA, Fla., August 14, 2019 -- INVO Bioscience, Inc. (OTCQB: IVOB), a medical device company which was granted FDA clearance for its Intravaginal Culture System, INVOcell®, today announced financial results for the second quarter of 2019, ended June 30, 2019.

Q2 2019 Financial Results and Recent Highlights:

●

Revenue for the quarter totaled $658,638 compared to $110,210 in the second quarter of 2018, an increase of 498%. Revenue growth was driven primarily by increased product sales in the U.S. as shipments to Ferring were above expectations outlined in May 2019 as they began to increase their marketing activities.

●	Sequentially, revenue increased approximately 248% for the second quarter compared to $189,432 in the first quarter of 2019.

●	Gross margins for the quarter improved to approximately 92% compared to approximately 85% in the second quarter of 2018.

●	Improved net loss to $(241,552) during the second quarter compared to $(458,570) during the first quarter of 2019.

●	Company ended the quarter in a strong cash position of approximately $2.7 million.

●

Announced the appointment of Pressly Ahammed as the Company’s new Director of International Business Development. Ahammed, together with Chief Operating Officer, Michael Campbell, have advanced business development efforts outside the U.S., including India, China, Latin America and the European Union.

●

On January 14, 2019 the Company closed an exclusive U.S. licensing agreement with Ferring International Center S.A. the parent Company of Ferring Pharmaceuticals U.S. to commercialize the INVOcell™ system for use in the treatment of infertility. As part of the U.S. licensing agreement the Company received a $5 million one-time milestone payment, with the ability to receive an additional $3 million upon obtaining a label enhancement from the U.S. Food and Drug Administration.

Management Discussion

Katie Karloff, Chair and Chief Executive Officer of INVO Bioscience, commented, "We are extremely pleased that our second quarter revenues were significantly higher both year-over-year – approximately 498% and sequentially – approximately 248%. Ferring, as our U.S commercialization partner, is exceeding our expectations as they begin to increase both the number of clinics offering the INVOcell and awareness of its attributes. During the quarter we shipped nearly $500,000 in product to them, putting them well above their prorated annual minimum requirements. We are confident in Ferring’s capabilities to expand adoption of the INVOcell procedure and look forward to their continued efforts to grow market share in the years to come.”

Karloff continued, “We are seeing interest from a number of international reproductive specialists to add the INVOcell technology into their respective practices in markets ranging from India, China, Latin America and the European Union. Our business development team is engaging with potential partners who have strong capabilities in these various markets and are staying diligent in our efforts to align ourselves with the best partners that can help bring INVOcell to the millions of couples around the world for which we believe it is an ideal solution to their fertility needs. Domestically, beyond Ferring’s efforts, we are making consistent progress with a number of key opinion leaders in the reproductive industry to establish INVOcell centers throughout the United States with a goal to have multiple centers up and running in 2020.”

“As industry research continues to indicate, the need for affordable and effective reproductive services are highly sought after, both in the U.S. and around the world. We believe INVOcell has an important role to play in this large and expanding global market. We have made tremendous progress over the last twelve months, particularly in the U.S. through our agreement with Ferring, and look to further advance INVOcell’s adoption throughout the rest of the world in the future,” Karloff concluded.

Financial Results

Revenue for the three months ended June 30, 2019, was $658,638 compared to $110,210 for the same three-month period in 2018, an increase of $548,428 or approximately 498%. The increase was primarily the result of increased product sales as Ferring began to increase their marketing activities as well as from recognizing 3.6% of the Ferring seven-year U.S. exclusive licensing & distribution fee.

Gross margin reported for the second quarter ended June 30, 2019 was approximately 92% or $603,356 compared to 85% or $93,500 for the three months ended June 30, 2018. The increase in gross margin was related to the 2019 licensing fee that did not have any cost of sales expenses associated with it. The cost of sales recognized during the second quarter of 2019 were attributed to product shipments to Ferring.

Selling, general and administrative expenses for the three months ended June 30, 2019 were $669,152 as compared to $1,883,946 for the three months ended June 30, 2018, a decrease of $1,214,794 or approximately 64%.

During the three-month period ended June 30, 2019 we incurred $175,756 in interest expense compared to $74,682 in the three-month period ended June 30, 2018. The primary reason for the increase in 2019 was the amortization of discount on the 2018 Convertible Notes Payable in the amount of $163,466 as compared to $56,446 during the same period of 2018.

Net loss of $241,552, or $(0.00) per basic and diluted share for the three months ended June 30, 2019 compared to a net loss of $1,865,128, or $(0.01) per basic and diluted share for the three months ended June 30, 2018.

About INVO Bioscience

We are a medical device company focused on creating simplified, lower cost treatments for patients diagnosed with infertility. Our solution, the INVO Procedure, is a disruptive new technology. The INVO Procedure is a revolutionary in vivo method of vaginal incubation that offers patients a more natural and intimate experience. Our lead product, the INVOcell, is a patented medical device used in infertility treatment and is considered an Assisted Reproductive Technology (ART). The INVOcell is the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development, as an alternative to traditional In Vitro Fertilization (IVF) and Intrauterine Insemination (IUI). Our mission is to increase access to care and expand fertility treatment across the globe with a goal to lower the cost of care and increase availability of care. For more information, please visit http://invobioscience.com/

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

INVO Bioscience
Kathleen Karloff, CEO
978-878-9505 ext. 504
kkarloff@invobio.com

Investors
Lytham Partners, LLC
Robert Blum
602-889-9700
IVOB@lythampartners.com

---Financial Tables to Follow---

INVO BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
ASSETS	(unaudited)
Current Assets
Cash	$2,663,171	$212,243
Accounts receivable, net	240,214	225,899
Inventory, net	76,475	43,513
Prepaid expenses and other current assets	195,481	249,454
Total Current Assets	3,175,341	731,109

Property and equipment, net	98,109	34,446

Other Assets
Capitalized patents, net	9,502	11,792
Leasehold right of use, net	112,827	-
Total other assets	122,329	11,792

Total assets	$3,395,779	$777,347

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities, including related parties	$528,640	$571,828
Accrued compensation	969,226	2,515,256
Deferred revenue	727,261	18,895
Current portion of leasehold liability	18,898	-
Note payable	-	131,722
Note payable - related party	35,000	97,743
Convertible notes, net of discount	-	157,039
Convertible notes, net of discount - related party	-	9,087
Total current liabilities	2,279,025	3,501,570

Commitments and contingencies (Note 12)	-	-

Leasehold liability	94,173	-
Deferred revenue	3,928,571	-
Convertible notes, net of discount	232,960	-
Convertible notes, net of discount - related party	20,072	-

Total liabilities	6,554,801	3,501,570

Stockholders' Deficiency
Preferred Stock, $.0001 par value; 100,000,000 shares authorized;
No shares issued and outstanding as of June 30, 2019 and
December 31, 2018, respectively	-	-
Common Stock, $.0001 par value; 200,000,000 shares authorized;
155,546,112 and 154,292,497 shares issued and outstanding as
of June 30, 2019 and December 31, 2018, respectively	15,554	15,429
Additional paid-in capital	19,246,768	18,981,571
Accumulated deficit	(22,421,344)	(21,721,222)
Total stockholders' deficiency	(3,159,022)	(2,724,222)

Total liabilities and stockholders' deficiency	$3,395,779	$777,348

INVO BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018

Revenue:
Product Revenue	$480,067	$110,210	$490,927	$214,350
License Revenue	178,571	-	357,143	-

Total Revenue	658,638	110,210	848,070	214,350

Cost of Goods Sold	55,282	16,710	66,260	31,134

Gross Profit	603,356	93,500	781,810	183,216

Selling, general, and administrative expenses	669,152	1,883,946	1,196,717	2,113,945
Total operating expenses	669,152	1,883,946	1,196,717	2,113,945

Loss from operations	(65,796)	(1,790,446)	(414,907)	(1,930,729)

Other (income) expense:
Interest (income) expense	175,756	74,682	285,215	79,122
Total other (income) expenses	175,756	74,682	285,215	79,122

Loss before income taxes	(241,552)	(1,865,128)	(700,122)	(2,009,851)

Provision for income taxes	-	-	-	-

Net Loss	$(241,552)	$(1,865,128)	$(700,122)	$(2,009,851)

Basic net loss per weighted average shares of common stock	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Diluted net loss per weighted average shares of common stock	$(0.00)	$(0.01)	$(0.01)	$(0.01)

Basic weighted average number of shares of common stock	155,260,947	147,316,458	154,873,694	145,339,696

Diluted weighted average number of shares of common stock	155,260,947	147,316,458	154,873,694	145,339,696

INVO BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six	For the Six
	Months Ended	Months Ended
	June 30,	June 30,
	2019	2019
Cash flows from operating activities:
Net Loss	$(700,122)	$(2,009,851)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash stock compensation issued for services	26,600	1,743,464
Amortization of discount on notes payable	256,703	56,446
Amortization of leasehold right of use asset	3,614	-
Depreciation and amortization	3,465	2,268
Changes in assets and liabilities:
Accounts receivable	(14,315)	(52,696)
Inventories	(32,962)	(522)
Prepaid expenses and other current assets	53,974	21,619
Accounts payable and accrued expenses	1,280	(167,131)
Leasehold liability	(3,370)	-
Deferred revenue	4,636,937	-
Accrued interest	24,458	-
Accrued compensation	(1,546,030)	156,900
Net cash provided by (used in) operating activities	2,710,232	(249,503)

Cash from investing activities:
Payments to acquire property, plant, and equipment	(64,839)	-
Net cash used in investing activities	(64,839)	-

Cash from financing activities:
Proceeds from the sale of common stock	-	47,000
Proceeds from the sale of common stock - related parties	-	30,000
Proceeds from convertible notes payable	-	855,000
Proceeds from convertible notes payable - related parties	-	40,000
Principal payment on notes payable	(131,722)	-
Principal payment on notes payable - related parties	(62,743)	(28,000)
Net cash provided by (used in) financing activities	(194,465)	944,000

Increase in cash and cash equivalents	2,450,928	694,497

Cash and cash equivalents at beginning of period	212,243	25,759

Cash and cash equivalents at end of period	$2,663,171	$720,256

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$9,823	$-

Leasehold right of use asset and leasehold liability upon adoption of ASU 2016-02, lease (Topic 842)	$116,441	$-

Taxes	$-	$912

Common stock issued upon note payable and accrued interest conversion	$238,723	$-

Common stock issued for prepaid services	$-	$153,000

Beneficial conversion feature on convertible notes	$-	$895,000